Exhibit 99.1

HENNESSY CAPITAL ACQUISITION CORP. COMMENCES OFFER TO EXCHANGE

COMMON STOCK FOR UP TO 5,750,000 OF ITS OUTSTANDING WARRANTS

HOUSTON, TEXAS – January 7, 2015 - Hennessy Capital Acquisition Corp. (NASDAQ: HCAC, HCACU, HCACW) (“HCAC” or the “Company”) today announced that it has commenced an offer to exchange (the “Offer”) 0.1 of a share of HCAC common stock (the “Shares”) for each outstanding HCAC warrant exercisable for Shares at an exercise price of $5.75 per half share ($11.50 per whole Share), subject to adjustment (the “Warrants”) (approximately one Share for every ten Warrants tendered), up to a maximum of 5,750,000 Warrants.

The Offer commenced today and will expire, unless extended, at 12:00 midnight, New York City time, at the end of the day on February 6, 2015. Tenders of Warrants must be made prior to the expiration of the Offer and may be withdrawn at any time prior to the expiration of the Offer.

As previously announced, on September 21, 2014, the Company entered into a definitive purchase agreement (the “Purchase Agreement”) to acquire all of the outstanding capital stock of School Bus Holdings Inc., which, through its subsidiaries, conducts its business under the “Blue Bird” name, from the Traxis Group B.V., which is majority owned by funds affiliated with Cerberus Capital Management, L.P. (the “Business Combination”). The purpose of the Offer is to provide holders of Warrants that may not wish to retain their Warrants following the Business Combination the possibility of receiving a more liquid security and to reduce the potential market overhang on the trading of the Shares created by the significant number of outstanding Warrants. All of the currently outstanding Warrants are eligible to be tendered pursuant to the Offer (subject to proration as described below), which consist of 11,500,000 Warrants originally sold as part of Units in the Company’s January 2014 initial public offering (the “IPO”) and 12,125,000 Warrants issued in a private placement to Hennessy Capital Partners I LLC, the Company’s sponsor (the “Sponsor”), in connection with the IPO. However, the Sponsor, directors and officers of HCAC have agreed not to participate in the Offer. The Offer is not conditioned on any minimum number of Warrants being tendered. The Offer is, however, subject to certain conditions as specified in the Offer to Exchange (as defined below), including the Purchase Agreement not being terminated.

HCAC will exchange all Warrants properly tendered and not properly withdrawn prior to the expiration of the Offer, subject to proration, as specified in the Offer to Exchange that was filed today with the U.S. Securities and Exchange Commission (the “SEC”) and is being distributed to Warrant holders.

If more than 5,750,000 Warrants are properly tendered and not withdrawn prior to the expiration of the Offer, then HCAC will exchange Warrants from tendering Warrant holders on a pro rata basis (disregarding fractions), in accordance with the number of Warrants properly tendered by or on behalf of each Warrant holder (and not properly withdrawn).

Morrow & Co., LLC is acting as the information agent for the Offer, and the depositary for the Offer is Continental Stock Transfer & Trust Company. The Offer to Exchange, form of letter of transmittal and related documents are being distributed to Warrant holders. For questions and information, please call the information agent toll free at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

None of HCAC, its board of directors or officers, the Sponsor, the depositary or the information agent makes any recommendations to Warrant holders as to whether to tender or refrain from tendering their Warrants in the Offer. Each Warrant holder must make his, her or its own decision as to whether to tender some or all of his, her or its Warrants in the Offer.

This press release is neither an offer to exchange nor a solicitation of an offer to sell any Warrants. The offer to exchange and the solicitation of offers to exchange are being made solely pursuant to the Offer to Exchange dated January 7, 2015 (the “Offer to Exchange”), the related letter of transmittal and other Offer materials included as exhibits to the tender offer statement on Schedule TO that HCAC filed today with the SEC. The tender offer statement on Schedule TO (including the Offer to Exchange, the related letter of transmittal and other Offer materials) contains important information that should be read carefully and considered before any decision is made with respect to the Offer. These materials are being distributed free of charge to all Warrant holders. In addition, these materials (and all other materials filed by HCAC with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Warrant holders may also obtain free copies of the documents filed with the SEC by HCAC by directing a request to the information agent at Morrow & Co., LLC, 470 West Avenue, 3rd Floor, Stamford, CT 06902, or by phone at (800) 662-5200 or email at hennessy.info@morrowco.com. Warrant holders are urged to read the Offer to Exchange and the other relevant materials before making any investment decision with respect to the Offer because they contain important information about the Offer.

About Hennessy Capital Acquisition Corp.

Hennessy Capital Acquisition Corp. is a special purpose acquisition company (SPAC) founded by Daniel J. Hennessy and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s acquisition and value creation strategy will be to identify, acquire and, after its initial business combination, to build, a diversified industrial manufacturing or distribution business.

Forward-Looking Statements

This news release may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that HCAC expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “believe” and “expect”. These statements are based on certain assumptions and analyses made by HCAC in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Actual results may differ materially from those expressed herein due to many factors such as, but not limited to, the ability to satisfy closing conditions for the Business Combination, including stockholder and other approvals, the performances of HCAC and Blue Bird, the ability of the combined company to meet the Nasdaq Capital Market’s listing standards, including having the requisite number of stockholders, and the risks identified in HCAC’s prior and future filings with the SEC (available at www.sec.gov), including HCAC’s preliminary proxy statement filed in connection with the proposed Business Combination, the Offer to Exchange and HCAC’s final prospectus dated January 16, 2014. These statements speak only as of the date they are made and HCAC undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances which arise after the date of this news release.

Contact:

Daniel J. Hennessy

+1 (312) 876-1956

dhennessy@hennessycapllc.com

Source: Hennessy Capital Acquisition Corp.